[ARTHUR C. MARTINEZ, SEARS, ROEBUCK AND CO. LETTERHEAD]

April 28, 2000


Ms. Karin Estes
VP & Director, U.S. Research
Institutional Shareholder Services
1455 Research Blvd.
Fourth Floor
Rockville, MD   20850


Dear Ms. Estes:

This letter is to confirm that:

1. Without the prior approval of the company's shareholders, options issued under any of the corporation's existing stock option plans will not be repriced, replaced, or regranted through cancellation, or by lowering the option exercise price of a previously granted award, and that,

2. We will recommend that the plan be amended at our Board of Directors meeting in August to reflect these clarifications and a copy will be sent to ISS. We currently have no reason to believe that the amendments will not be approved.


Sincerely,


/s/Arthur C. Martinez